PERSONAL AND CONFIDENTIAL

December 22, 2021

Mike Hutchinson

Dear Mike,

I am delighted to extend you this offer of employment with Teradata Corporation and its affiliates (“Teradata” or “Company”) as Chief Customer Officer, based virtually in Georgia, and reporting to Steve McMillan, Chief Executive Officer, subject to the conditions set forth below, and effective January 10, 2022 (the “Effective Date”).

Base Salary: Your base salary, as of the Effective Date, will be paid at an annualized rate of $410,000.00, less applicable taxes and withholdings, and paid to you on Teradata’s normal bi-weekly payroll schedule.

Management Incentive Plan (MIP): In addition to your new base salary, you will participate in Teradata’s Management Incentive Plan (the “MIP”). Teradata's MIP is a performance-based annual incentive program for executive officers. Under the MIP, the Compensation and Human Resource Committee of the Board (the "Committee") establishes an annual bonus program based upon financial and/or strategic performance results achieved by Teradata, as well as your individual performance against your business objectives. As of the Effective Date, your new MIP target incentive opportunity shall equal 100% of your eligible gross base salary, which would bring your total targeted annual compensation to $820,000.00. MIP bonuses, if earned, will be paid in the first calendar quarter following the Plan year. No MIP award is guaranteed, and unless an exception applies as expressly set forth in the MIP, you must be employed by Teradata on the date MIP awards are paid to be eligible to receive an MIP award. The MIP is subject to amendment by Teradata in accordance with the terms of the Plan.
Annual Equity Award (Performance-Based / Restricted Share Units): You will continue to be eligible to participate in Teradata’s annual equity award program for executive officers. Annual awards are typically determined by the Committee together with the other independent members of the Board in the first quarter of each year and are generally compromised of a mixture of performance-based restricted share units (“PBRSUs”) and service-based restricted share units (“RSUs”). The precise nature of the award and vesting schedules will be determined by the Committee together with the other independent members of the Board in its discretion.
Subject to approval by the Committee, your annual equity award for 2022 shall have a target value of $2,000,000 (the “2022 Equity Award”). The actual number of shares for your 2022 Equity Award will be determined by dividing the target value by the preceding 20-day average of Teradata’s common stock prior to, but not including the effective date of the award. We anticipate that the 2022 Equity Award would be effective the first of March 2022 and be allocated 60% to PBRSUs (subject to a three (3)-year performance period commencing January 1, 2022 and achievement of the same goals applicable to other senior executives of Teradata) and 40% to RSUs (vesting in three (3) equal annual installments). The 2022 Annual Equity Award will be governed by the terms and conditions of the Teradata 2012 Stock Incentive Plan, as amended (“Plan”) and your PBRSU and RSU equity award agreements, which you will be required to accept in connection with the award.

In addition, for avoidance of doubt, Teradata’s standard practice with respect to the settlement of PBRSU awards is to distribute any vested shares earned in connection with such awards promptly after the performance achievement is certified by the Committee in the first quarter following the end of the applicable performance period.

Stock Ownership Guidelines: Executive positions are subject to Teradata's Stock Ownership Guidelines holding requirement as established by the Committee (currently, 3X annual base pay for Officers), which are subject to change from time to time in the Committee’s discretion.

Executive Severance and Change in Control Plan: You will continue to participate as a Level I participant in the Teradata Executive Severance Plan and a participant in the Teradata Change in Control Plan. These plans are subject to amendment or termination by Teradata in accordance with their terms, and your participation is subject to your signing a participation agreement under the ESP.

Benefits: As an employee of the Company, you will continue to be eligible to participate in the standard benefit plans offered to similarly situated employees by Teradata, subject to plan terms and generally applicable company policies. Teradata may change its benefit programs from time to time in its discretion.

This letter, together with the Employee Confidential Information and Inventions Assignment Agreement you signed upon hire, forms the complete and exclusive statement of your employment agreement with Teradata. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to Teradata's discretion in this letter, require a written modification signed by an officer of Teradata.

Mike, we are excited to provide this offer and look forward to the continued contributions you bring to Teradata; I hope you share this enthusiasm. This offer assumes a promotion date of January 10, 2022 (the Effective Date), unless otherwise mutually agreed.

If you have any questions regarding the details of this offer, please do not hesitate to contact me.

Sincerely,
/s/ Steve McMillan

Steve McMillan
President & Chief Executive Officer

I, Mike Hutchinson, have read this letter and the attached employment Agreement and agree to accept the offer made in this letter. I understand and agree my employment is subject to the terms outlined in the attached employment Agreement.

Signed: __/s/ Mike Hutchinson_______________
Print Name: _Mike Hutchinson_______________
Date:____January 5, 2022___________________